Exhibit 5.1

Gibson, Dunn & Crutcher LLP 2029 Century Park East Los Angeles, CA 90067-3026 Tel 310.552.8500 www.gibsondunn.com
Client: 90001-01032

August 20, 2013

Tejon Ranch Co.

P.O. Box 1000

Lebec, California 93243

Re:	Tejon Ranch Co.

Registration Statement on Form S-3 (File No. 333-184367)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (File No. 333-184367), as amended (as so amended, the “Registration Statement”), of Tejon Ranch Co., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), a base prospectus dated May 9, 2013 (the “Base Prospectus”) and a final prospectus supplement dated August 20, 2013 (the “Final Prospectus” and, together with the Base Prospectus, the “Prospectus”), in connection with the offering by the Company of up to 3,000,000 shares of the Company’s common stock, par value $0.50 per share, (the “Shares”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the Prospectus, will be validly issued, fully paid and non-assessable.

This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.

August 20, 2013

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP